Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
BankUnited, Inc.:

We consent to the incorporation by reference in the registration statements on Form S‑3ASR (No. 333-227995) and Form S‑8 (Nos. 333‑172035, 333‑179800, 333‑188925, 333‑190586, 333‑192222 and 333-197808) of BankUnited, Inc. and subsidiaries (the "Company") of our reports dated February 27, 2019, with respect to the consolidated balance sheets of the Company as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the years in the three‑year period ended December 31, 2018, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of the Company.
/s/KPMG LLP
February 27, 2019
Miami, Florida